UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2014

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

16803 Dallas Parkway Dallas, Texas	75001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2014, the board of directors of TransAtlantic Petroleum Ltd. (the “Company”) appointed Todd C. Dutton as president and James R. Huling as chief operating officer of the Company.

Mr. Dutton, 60, has served as president of Longfellow Energy, LP (“Longfellow”), a Dallas, Texas-based independent oil and natural gas exploration and production company owned by the Company’s chairman and chief executive officer, N. Malone Mitchell 3rd and his family, since 2007, where his primary responsibility is to originate and develop oil and natural gas projects. He brings 37 years of experience in the oil and natural gas industry, focusing on acquisitions and property evaluation. He has served in various management roles at Riata Energy, Inc., Texas Pacific Oil Company, Coquina Oil Corporation and BEREXCO INC. Mr. Dutton earned a B.B.A. in Petroleum Land Management from the University of Oklahoma.

Mr. Huling, 52, has served as chief operating officer of Longfellow since May 2012. From 2007 until May 2012, Mr. Huling served as president of Kiamichi Energy Corporation, a Fort Worth, Texas-based oil and natural gas consulting, exploration and production company that he founded. He brings nearly 30 years of experience in reservoir engineering, drilling and completion engineering and production optimization. Mr. Huling began his career with Kerr-McGee Corporation and subsequently held operational roles with Encore Acquisition Company, Riata Energy, Inc. and Ovation Energy Partners before founding Kiamichi Energy Corporation. Mr. Huling earned a B.S. in Petroleum Engineering from the University of Oklahoma.

Mr. Dutton and Mr. Huling will also continue to serve as officers of Longfellow.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2014

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom Vice President and Corporate Secretary